UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
 November 13, 2007

MENTOR CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	001-31744	41-0950791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Mentor Drive
Santa Barbara, California  93111
(Address of principal executive offices, including zip code)

(805) 879-6000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On November 13, 2007, we entered into an indemnification agreement (the "Indemnification Agreement") with Mr. Michael O'Neill, our newly-appointed Vice President and Chief Financial Officer. The Indemnification Agreement provides, among other things, that subject to the procedures set forth in the Indemnification Agreement: (i) we will indemnify the Indemnitee (as defined in the Indemnification Agreement) to the fullest extent permitted by law in the event Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Proceeding (as defined in the Indemnification Agreement) by reason of (or arising in part out of) an Indemnifiable Event (as defined in the Indemnification Agreement); (ii) if requested by Indemnitee, and subject to certain exceptions, we will advance Expenses (as defined in the Indemnification Agreement) to the Indemnitee; (iii) if there is a Change of Control (as defined in the Indemnification Agreement), we will seek the advice of independent legal counsel with respect to all matters thereafter arising concerning the rights of Indemnitee to indemnity payments and advances under the Indemnification Agreement or any provision of our charter or bylaws; (iv) the rights of the Indemnitee under the Indemnification Agreement are in addition to any other rights the Indemnitee may have under our charter or bylaws or the Minnesota Business Corporations Act or otherwise; and (v) to the extent we maintain an insurance policy or policies providing directors' and officers' liability insurance, the Indemnitee will be covered to the maximum extent of the coverage available for any Company director or officer. In addition, the Indemnification Agreement establishes guidelines as to the defense and settlement of claims by the parties and the period of limitations.

The foregoing summary of the Indemnification Agreement is qualified in its entirety by reference to the full text of the Indemnification Agreement, which is filed as an exhibit to our Current Report on Form 8-K filed on November 29, 2006 and is incorporated by reference herein.

Item 5.02(c)          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 13, 2007, we appointed Michael O'Neill, 48, as our Vice President and Chief Financial Officer.

Mr. O'Neill has spent the past twenty years with Johnson and Johnson (J&J) , most recently serving as the Vice President, Finance, Information Technology Office. From 2001 through 2007 Mr. O'Neill was the VP Finance, Chief Financial Officer for the Lifescan business, a $2+ billion leading supplier of blood glucose monitoring systems. Mr. O'Neill joined J&J in 1987 with Site Microsurgical as a financial manager/analyst and moved through a progressively responsible series of positions including International Controller, Operations Controller, Finance Director, and Group Finance Director before being named to the CFO position at Lifescan. Mr. O'Neill received a B.A. in Economics and Statistics from the University of Exeter, Devon, United Kingdom and is a Fellow of the Chartered Institute of Management Accountants of Great Britain.

Mr. O'Neill entered into our standard employment agreement, and the terms of Mr. O'Neill's compensation are as follows:

i.     Mr. O'Neill will receive an annual base salary of $375,000 and be eligible to receive bonuses in a targeted range of 75% to 99% of his base salary. Bonuses will be paid in accordance with the criteria established by the Compensation Committee of the Board of Directors for the Fiscal Year 2008 and subsequent fiscal years' bonus plans.

ii.    The Compensation Committee granted Mr. O'Neill an option to acquire 125,000 shares of our common stock under the Company's 2005 Long Term Incentive Plan, as amended (the "Plan"). The option vests over four years with one-fourth of the shares vesting on the first anniversary of the date of grant and the remaining shares vesting thereafter in equal installments on the second, third and fourth anniversaries of the date of grant. The grant date will be December 3, 2007, and the per share exercise price will be the closing sales price of our common stock on the New York Stock Exchange on such date.

iii.   The Compensation Committee also granted Mr. O'Neill 27,500 shares of restricted stock (the "Restricted Stock").  The grant date will be December 3, 2007, and the grant will be valued at the closing price of our common stock on the New York Stock Exchange as of such date (the "Award Date"). The Restricted Stock is subject to the terms of the Plan and an individual Restricted Stock Award Agreement (the "Award Agreement") to be executed by Mr. O'Neill as summarized below.

        In accordance with the Award Agreement and subject to its terms, the Restricted Stock shall vest, and restrictions shall lapse, with respect to one-fifth of the total number of shares of Restricted Stock on each of the first, second, third, fourth and fifth anniversaries of the Award Date. The vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Restricted Stock. Any unvested shares of Restricted Stock or any interest therein, generally may not be sold, assigned, pledged or otherwise disposed of, alienated or encumbered. Mr. O'Neill shall be entitled to cash dividends and voting rights with respect to the shares of Restricted Stock he has been granted even if such Restricted Stock is unvested.

        By accepting the grant of Restricted Stock and executing the Award Agreement, Mr. O'Neill agrees to be bound by the stock ownership guidelines set forth in the Award Agreement with respect to 25,000 shares of Restricted Stock (the "Ownership Requirement Restricted Stock"). Mr. O'Neill agrees to attain, by no later than the fifth anniversary of the Award Date, a level of stock ownership ("Ownership Threshold") at least equal to two times his annual base salary, calculated by dividing (i) the product of his salary times two by (ii) the fair market value of a share of our common stock on the Award Date. Under the Award Agreement, Mr. O'Neill further agrees to maintain this Ownership Threshold throughout the remainder of his employment or service with us.

        The Award Agreement also provides for additional restrictions upon the vesting of the Ownership Requirement Restricted Stock (and subject to any applicable laws or regulations and our insider trading policies), during the 5-year vesting period ("Additional Restrictions"). Specifically, Mr. O'Neill may only transfer up to 40% of his vested shares of Ownership Requirement Restricted Stock in the aggregate to cover tax consequences of such vesting, which such transfer restriction shall terminate on the earlier of: (a) the fifth anniversary of the Award Date, or (b) Mr. O'Neill's severance date.

        The Board of Directors retains the right, in its sole discretion to reduce or waive any Ownership Threshold or the Additional Restrictions.

        If Mr. O'Neill ceases to be employed or ceases to provide services to us, his unvested Restricted Stock shall be forfeited regardless of the reason for his termination. Notwithstanding the foregoing, if a Change in Control Event (as defined in the Award Agreement) occurs and any unvested shares of Restricted Stock do not automatically accelerate or become fully vested in connection with the Change in Control Event, and if, within 12 months of the date of the Change in Control Event Mr. O'Neill is terminated by us or any subsidiary for any reason other than for Cause (as defined in the Award Agreement) or as a result of his resignation for Good Reason (as defined in the Award Agreement), the Restricted Stock shall become fully vested upon his termination.

iv.   The Compensation Committee also granted Mr. O'Neill an option to acquire 100,000 shares of our common stock pursuant to the terms of the Company's 2007 Strategic Equity Incentive Plan (the "Sub-Plan") under the Plan.   The Sub-Plan provides for the grants of nonqualified stock options, and the exercise price for the shares subject to the options will be set at a premium of 115% to the closing trading price of the Company's common stock as reported by the New York Stock Exchange on December 3, 2007, the date of grant.  The shares subject to the options will vest subject to the attainment of specified earnings per share ("EPS") targets over the last six months of fiscal 2008 and the full fiscal years 2009, 2010 and 2011.  The vesting percentages are disproportionately skewed to the achievement of the EPS targets in fiscal years 2010 and 2011, and the EPS targets represent compounded growth rates that are in excess of recent EPS growth rates for the Company.

        The Sub-Plan provides that the attainment or non-attainment of an EPS target for one fiscal year shall not affect a participant's ability to achieve vesting in a subsequent fiscal year nor to vest pursuant to the provisions for catch up vesting.  Catch up vesting allows a percentage of the shares subject to the options to vest as of the last day of fiscal year 2011 if the cumulative EPS for the last six months of fiscal 2008 and the fiscal years 2009-2011 meets or exceeds certain thresholds.

        The participants in the Sub-Plan will only realize the Sub-Plan's possible full payout if the Company achieves superior EPS results and the trading price of the Company's common stock increases materially.

If there is a Change in Control Event (as defined in the Plan) unvested shares subject to each option granted under the Sub-Plan shall become vested immediately on the date of the Change in Control Event as follows:

(i)    If the Change in Control Event occurs on or before March 31, 2009, the participant shall become vested in the number of options required to bring the aggregate vesting to fifty percent (50%) of the options; and

(ii)   If the Change in Control Event occurs after March 31, 2009 and before April 1, 2011, the participant shall become vested in a number of options equal to fifty percent (50%) plus the number of vested options immediately prior to the Change in Control Event, up to a total of one hundred percent (100%).

v.    Pursuant to the terms of our standard executive employment agreement, Mr. O'Neill will be entitled to the following in addition to the salary, bonus, option grants, and restricted stock grants described above:

With respect to the provisions related to termination without cause, resignation for Good Reason (as described below), or non-renewal of the agreement by us, the employment agreement provides for:
•	payment of full COBRA premiums for 24 months following a termination;
•	severance compensation to be calculated as a flat 24 months' severance, determined at the executive officer's then current rate of base pay; and
•

a pro-rated amount, based on timing of the executive officer's termination or resignation relative to the end of the then current fiscal year, of the target bonus percentage applicable to the executive officer.

With respect to the provisions related to termination due to change in control, the employment agreement provides for:
•	payment of full COBRA premiums for 24 months following a termination;
•	severance compensation to be calculated as a flat 24 months' severance, determined at the executive officer's then current rate of base pay; and
•	100% of the target bonus percentage applicable to the executive officer.

For purposes of the employment agreement, "Good Reason" means the occurrence of any of the following without Mr. O'Neill's express written consent: (i) a significant reduction of Mr. O'Neill's material duties, position, or responsibilities as provided in the employment agreement, or the removal of Mr. O'Neill from the position, duties, and responsibilities contemplated by the employment agreement; provided however, except in the Change of Control context, Mr. O'Neill's reporting structure may be realigned at any time provided that (a) Mr. O'Neill's services remain materially unchanged and (b) the changed reporting structure is consistent with reporting and organizational structures that exist from time to time in similarly sized companies; (ii) a reduction in Mr. O'Neill's salary or bonus other than a one-time reduction of not more than 10% that also is applied to substantially all other senior executives at the Company; (iii) a material reduction in Mr. O'Neill's benefits as compared to the benefits in effect on November 13, 2007; (iv) Mr. O'Neill must perform a significant portion of his duties at a location other than our headquarters; or (v) our headquarters are relocated more than 50 miles from the current location in Santa Barbara, California.  For purposes of the employment agreement, "Change of Control" shall be as defined under the provisions of the applicable equity or other long-term incentive plan in effect at the time of such Change of Control.  A copy of Mr. O'Neill's employment agreement is attached hereto as Exhibit 10.2 and the prior description is qualified entirely by such agreement, which is deemed incorporated by reference herein.

vi.   In addition to the terms of Mr. O'Neill's employment described above, we have agreed to provide Mr. O'Neill with a relocation allowance in the amount of $180,000 to reimburse Mr. O'Neill for the moving, travel and real estate expenses anticipated to be incurred by him in relocating to the Santa Barbara area from the Northern California area, and an additional aggregate amount of $55,692 payable over 36 months to assist Mr. O'Neill in purchasing a residence in the Santa Barbara area.  Mr. O'Neill is eligible to participate in our Executive Health Program ($2,500) and Executive Financial Planning
Program ($7,000).

vii.  On November 13, 2007, we entered into the Indemnification Agreement with Mr. O'Neill, as described in Item 1.01 and incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits

The following exhibits are filed with this Current Report on Form 8-K:

(d)	Exhibit No.	Exhibit Title or Description
	10.1	Form of Indemnity Agreement - Incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K filed on November 29, 2006.
	10.2	Employment Agreement, dated November 13, 2007, between Mentor Corporation and Michael O'Neill.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MENTOR CORPORATION

Date: November 16, 2007	By:	/s/ Joshua H. Levine
Joshua H. Levine Chief Executive Officer

Date: November 16, 2007	By:	/s/ Joseph A. Newcomb
Joseph A. Newcomb General Counsel